UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 2, 2005

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The recently enacted American Jobs Creation Act of 2004 added to the Internal Revenue Code new Section 409A, which, among other things, imposes additional tax burdens on amounts that are deemed under the new rules to be “deferred compensation.” Historically, in an effort to conserve cash, Oscient Pharmaceuticals Corporation (the “Company”) has paid 50% of annual employee and officer bonuses in the form of discounted stock options (i.e. options for which the exercise price is less than the fair market value of the Company’s common stock on the date of grant of the option). Under the tax rules in place at the time of grant, these discounted stock options were not taxable until exercised. As a result of new Section 409A, the portion of these options that had not vested prior to January 1, 2005 will be treated as currently taxable “deferred compensation” at the time of vesting. The amount of the option-related deferred compensation that is taxable at time of vesting will be includible in taxable income at that time and the optionee will also be subject to an additional tax equal to 20% of that amount. As of January 1, 2005, there were 27 employees of the Company, including Steven M. Rauscher and Stephen Cohen, the Chief Executive Officer and Chief Financial Officer of the Company, respectively, that held a total of 41,844 unvested discounted stock options.

On February 2, 2005, the Compensation Committee (the “Committee”) of the Company approved a plan (the “Plan”) to provide for payments on behalf of the affected option holders to offset the taxes arising at the time of vesting as a result of the new tax law, as well as amounts to cover the tax payable in respect of such payments. The expense to the Company under the Plan cannot be determined at this time because the IRS has not yet clarified how the taxable “deferred compensation” with respect to a discounted stock option is to be measured. The Plan would not compensate optionees for any taxes incurred with respect to periods following vesting, or upon exercise. Because of these changes to the tax laws, the Company does not anticipate issuing discounted stock options as part of employee compensation in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

	By:	/s/ Stephen Cohen
	Name:	Stephen Cohen
	Title:	Senior Vice President and Chief Financial Officer

Date: February 8, 2005